Exhibit 99.1

Galena Biopharma Discontinues NeuVax™ (nelipepimut-S) Phase 3, PRESENT Interim Analysis based on Independent Data Monitoring Committee Recommendation

San Ramon, California, June 29, 2016— Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company committed to the development and commercialization of targeted oncology therapeutics that address major unmet medical needs, today announced the recommendation from the Independent Data Monitoring Committee (IDMC) on the interim analysis for Galena’s NeuVax™ (nelipepimut-S) Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) clinical trial. On June 27, 2016, the IDMC recommended that the PRESENT trial be stopped due to futility. The letter is attached to the Form 8-K filed today and available on the Company’s website. This planned safety and futility interim analysis was triggered after 70 qualifying disease free survival (DFS) events were reached, and a total of 71 events were reviewed by the IDMC.

“We are extremely disappointed with the outcome of the PRESENT futility analysis,” said Mark W. Schwartz, Ph.D., President and Chief Executive Officer. “On behalf of our entire company, I would like to thank all of the courageous patients and their families, investigators, study staff and independent committees who participated in the PRESENT study. To date, the trial has not been un-blinded other than by the IDMC, and we need to evaluate the data. We expect to host a conference call next week to provide a preliminary review of the PRESENT trial and an update on all of our immunotherapy and hematology clinical development programs.”

About PRESENT

PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) is an international, Phase 3 study to evaluate NeuVax plus GM-CSF versus placebo plus GM-CSF to prevent cancer recurrence. The trial is being run under a Special Protocol Assessment (SPA) granted by the U.S. Food and Drug Administration (FDA). PRESENT is targeting patients who are node positive, HER2 IHC 1+/2+, and HLA A2+ and/or A3+. The study is double blind, randomized 1:1, and is stratified by stage, type of surgery, hormone receptor status, and menopausal status. Galena enrolled a total of 758 patients, and the primary endpoint for the trial was disease free survival (DFS) upon reaching 141 events with 3 years minimum follow-up. Additional information on the trial can be found here and at clinicaltrials.gov identifier: NCT01479244.

About NeuVax™ (nelipepimut-S)

NeuVax™ (nelipepimut-S) is a first-in-class, HER2-directed cancer immunotherapy under evaluation to prevent breast cancer recurrence after standard of care treatment in the adjuvant setting. It is the immunodominant peptide derived from the extracellular domain of the HER2 protein, a well-established target for therapeutic intervention in breast carcinoma. The nelipepimut-S sequence stimulates specific CD8+ cytotoxic T lymphocytes (CTLs) following binding to specific HLA molecules on antigen presenting cells (APC). These activated specific CTLs recognize, neutralize and destroy, through cell lysis, HER2 expressing cancer cells, including occult cancer cells and micrometastatic foci. The nelipepimut-S immune response can also generate CTLs to other immunogenic peptides through inter- and intra-antigenic epitope spreading. In clinical studies, NeuVax is combined with recombinant granulocyte macrophage-colony stimulating factor (GM-CSF).

In addition to PRESENT, Galena has two breast cancer studies ongoing with NeuVax in combination with trastuzumab (Herceptin®; Genentech/Roche): a Phase 2b trial in node positive and triple negative HER2 IHC 1+/2+ (clinicaltrials.gov identifier: NCT01570036); and, a Phase 2 trial in high risk, node positive or negative HER2 IHC 3+ patients (clinicaltrials.gov identifier: NCT02297698). Phase 2 clinical trials with NeuVax are also planned in patients with ductal carcinoma in situ (DCIS), and in patients with gastric cancer.

About Galena Biopharma

Galena Biopharma, Inc. is a biopharmaceutical company committed to the development and commercialization of targeted oncology therapeutics that address major unmet medical needs. Galena’s development portfolio is focused primarily on addressing the rapidly growing patient populations of cancer survivors by harnessing the power of the immune system to prevent cancer recurrence. The Company’s pipeline consists of multiple mid- to late-stage clinical assets, including novel cancer immunotherapy programs led by NeuVax™ (nelipepimut-S) and GALE-301. NeuVax is currently in a pivotal, Phase 3 breast cancer clinical trial with several concurrent Phase 2 trials ongoing both as a single agent and in combination with other therapies. GALE-301 is in a Phase 2a clinical trial in ovarian and endometrial cancers and in a Phase 1b given sequentially with GALE-302. For more information, visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the progress of the development of Galena’s product candidates, patient enrollment in our clinical trials, as well as other statements related to the progress and timing of our development activities, present or future licensing, collaborative or financing arrangements, expected outcomes with regulatory agencies, and projected market opportunities for product candidates or that otherwise relate to future periods. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2015 and most recent Quarterly Report on Form 10-Q filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

NeuVax is a trademark of Galena Biopharma, Inc.

Contact:

Remy Bernarda
SVP, Investor Relations & Corporate Communications
(925) 498-7709
ir@galenabiopharma.com

Source: Galena Biopharma, Inc.